EXHIBIT 4.40

                                                              (WORKING CAPITAL)

                                PROMISSORY NOTE

$80,000.00                                                   RICHMOND, VIRGINIA
                                                                    MAY 1, 2000

FOR VALUE RECEIVED, Apple Suites Management, Inc., a Virginia corporation (the "Maker"), hereby makes an UNCONDITIONAL PROMISE TO PAY TO THE ORDER OF APPLE SUITES, INC., a Virginia corporation (the "Holder"), in lawful money of the United States of America, the principal sum of Eighty Thousand and 00/100 Dollars ($80,000.00), together with interest thereon, in accordance with the following terms:

1. INTEREST.

     Interest shall accrue on the unpaid principal balance at the annual rate of nine percent (9%) (the "Note Rate"). With respect to amortized payments, interest at the Note Rate shall be based on a 360-day year and a uniform period of 30 days per month. If there is an Event of Default (as defined below), the annual rate of interest shall increase to twelve percent (12%), and shall be compounded monthly (the "Default Rate"). The computation of interest at the Default Rate shall be based on the actual number of days elapsed.

2. PAYMENTS.

     (a) The  debt  represented by this Note shall be paid in one hundred twenty
(120) consecutive monthly installments. The amount of each installment shall be $ 1,013.41, consisting of principal and interest on an amortized basis.

     (b) Installments shall be due and payable on the first day of each month, beginning with June 1, 2000. The due date for each installment shall be deemed a "Payment Date." The entire balance of principal and interest shall be due and payable in full on May 1, 2010.

     (c) The Maker is entitled to prepay the principal balance under this Note, in whole or in part, on one or more occasion(s), without premium or penalty.

     (d) The  Holder  shall  have  the right to allocate all payments under this
Note in accordance with the following priority: (1) first, to accrued but unpaid interest; and (2) second, to unpaid principal.

3. PAYMENT ADDRESS AND METHOD.

     The Holder shall have the right, which may be exercised on one or more occasion(s) in the sole discretion of the Holder, to require the Maker to use any address for the delivery of payment and any reasonable method of payment, including but not limited to cashier's check orwire transfer. For present purposes, the Holder hereby requires the Maker to use a single check for

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each  installment  payment,  and  to use the mailing address shown below for the delivery of all payments:

                                        Apple Suites, Inc.
                                        Attn: Stanley J. Olander, Jr., Secretary
                                        9 North Third Street
                                        Richmond, VA 23219

4. SECURITY AND COLLATERAL.

     The Holder and the Maker acknowledge and agree that no security interest has been granted in any property or collateral in connection with this Note.

5. PURPOSE.

     The Maker has leased an extended-stay hotel in Glen Allen, Virginia. The Maker has received funds from the Holder for the satisfaction of various working capital requirements for such hotel. This Note serves as evidence of the indebtedness of the Maker to the Holder, and provides for the repayment of such indebtedness to the Holder.

6. EVENTS OF DEFAULT.

     (a) Each of the following events shall constitute an "Event of Default" under this Note:

        (1) the Maker's failure to pay to the Holder, within a grace period of five (5) calendar days after any Payment Date, the full amount due on such Payment Date;

        (2) the acceleration of any payment obligation of the Maker under any other promissory note, debt instrument or other financial instrument or agreement that now exists or may exist in the future;

        (3) the   commencement  of  any  proceeding  to  appoint  any  receiver, trustee, custodian, liquidator, or similar official for the Maker, or the final appointment of any of the foregoing;

        (4) the attachment, levy, seizure or garnishment, whether in whole or in part, of any wages, funds, financial accounts or other property of the Maker;

        (5) the entry of any judgment against the Maker that exceeds, when combined with its other unpaid judgments, ten percent (10%) of the then unpaid principal balance under this Note;

        (6) the general inability of the Maker to pay its debts as they become due;


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        (7) the  filing  or  commencement, by the creditors of the Maker, of any
Insolvency Action (as defined below) that is not dismissed within thirty (30) calendar days after the original date of filing or commencement;

        (8) the approval or voluntary filing of any Insolvency Action, or the approval or consummation of any plan to make a general assignment for the benefit of creditors, by the Maker;

        (9) the approval of any plan, or the execution of any contract, that causes or is intended to cause any of the following with respect to the Maker:
(A) its dissolution; (B) the liquidation of its assets; (C) the termination of its corporate existence, whether by merger or otherwise; or (D) the sale or transfer of all, or substantially all, of its assets;

       (10) any event that causes or will cause the Maker to cease its business or operations for a period of more than thirty (30) consecutive calendar days; or

       (11) any   event   that   terminates  or  will  terminate  the  business,
operations or legal existence of the Maker.

     (b) For purposes of this Note, the term "Insolvency Action" shall mean any case or proceeding, or petition relating thereto, that arises under any state or Federal laws relating to bankruptcy or insolvency, whether now existing or subsequently enacted, and that seeks reorganization, liquidation or other relief with respect to the debts, assets or businesses of the Maker.

7. REMEDIES.

     (a) If an Event of Default occurs, all unpaid principal and accrued interest under this Note shall become immediately due and payable in full, without any action whatsoever by the Holder.

     (b) The Maker shall pay all costs, including but not limited to reasonable legal fees and expenses, whether arising in connection with an Insolvency Action or otherwise, that may be incurred by the Holder to enforce this Note or to collect the amounts due under this Note ("Enforcement Costs"). The Holder, in its sole discretion, shall have the right to treat Enforcement Costs as additional interest under this Note.



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8. TRANSFER AND ASSIGNMENT.

     (a) The Holder shall have the right to transfer this Note and to assign any rights or remedies under this Note. Such right may be exercised in whole or in part, on one or more occasion(s), in the sole discretion of the Holder. The obligations of the Maker under this Note shall not be altered or affected in any way by any such transfer or assignment by the Holder.

     (b) The Maker shall be absolutely prohibited from assigning any of its obligations under this Note without the prior written consent of the Holder.
The Holder shall be entitled to withhold such consent in its sole discretion for any reason or no reason. Any attempted assignment in violation of such prohibition shall be ineffective and void.

     (c) The Holder and the Maker acknowledge and agree that this Note (1) is evidence of commercial debt financing; and (2) is not an investment contract, is not designed to raise capital, is not part of any plan of distribution and is not related to any offering of securities.

9. WAIVERS.

     (a) The Holder shall not be deemed to have waived any of its rights or remedies under this Note unless the Holder delivers a written notice to the Maker that states the nature and scope of such waiver. Without limiting the foregoing, no waiver of the Holder's rights or remedies shall be deemed to exist solely because the Holder, on one or more occasion(s), may have: (1) waived certain rights or remedies; (2) elected certain rights or remedies in lieu of others; (3) delayed in exercising any rights or remedies; (4) extended any Payment Dates under this Note; or (5) refrained from requiring the Maker to act in strict compliance with this Note.

     (b) The Maker, to the maximum extent permitted by law, hereby grants a complete, irrevocable and unconditional waiver of each of the following: (1) the right to require presentment, demand, dishonor, protest or any notices of any kind or nature from the Holder in connection with this Note; (2) the right to assert any statute of limitations as a defense to the enforcement of this Note; (3) any claim that seeks to restrain, enjoin, prohibit, delay or interfere with any transfer of this Note by the Holder, or any assignment of the Holder's rights or remedies under this Note; (4) any claim that a transfer or assignment by the Holder with respect to this Note has altered or affected the obligations of the Maker in any way; and (5) any claim that the Holder has waived its rights or remedies under this Note in a manner other than the manner described in subsection (a) immediately above.



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10. GENERAL.

      (a) Time is of the essence with respect to this Note and each Payment Date. Except as expressly set forth in this Note, or in a written waiver that may be granted by the Holder, there are no grace periods and no extensions of time for payment with respect to this Note, and no grace periods or extensions shall be implied.

      (b) This Note shall be interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to any choice of law provisions or principles thereof to the contrary.

      (c) All provisions in this Note are severable and each valid and enforceable provision shall remain in full force and effect, regardless of any official or formal determination that declares certain provisions of this Note to be invalid or unenforceable.

      (d) Captions and headings are used in this Note for convenience only and shall not affect the interpretation of this Note. Terms such as "hereof," "hereby," "hereto," "herein" and "hereunder" shall be deemed to refer to this Note as a whole, rather than to any particular provision of this Note.

      (e) All terms and conditions of this Note shall be binding upon, and enforceable against, the Holder and the Maker, and all of their respective assignees and successors in title or interest.

                                        APPLE SUITES MANAGEMENT, INC.,
                                        a Virginia corporation

                                        By: /s/ Glade M. Knight
                                      ----------------------------------------
                                        Glade M. Knight, President



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